CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES
A SENIOR CONVERTIBLE PREFERRED STOCK OF
NTR ACQUISITION CO.

NTR Acquisition Co., a Delaware corporation (this “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of this Corporation:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of this Corporation (the “Board of Directors”) by the provisions of the Second Amended and Restated Certificate of Incorporation of this Corporation, as amended (the “Certificate of Incorporation”), there is hereby created, out of the 1,000,000 shares of preferred stock, par value $0.0001 per share, of this Corporation authorized in Article Five of the Certificate of Incorporation (the “Preferred Stock”), a series of the Preferred Stock consisting of 40,000 shares, which series shall have the following powers, designations, preferences, and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the Certificate of Incorporation which are applicable to the Preferred Stock):

SERIES A SENIOR CONVERTIBLE PREFERRED STOCK

Designation and Amount: The shares of such series of preferred stock shall be designated as the Series A Senior Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of shares initially constituting such series be 40,000 shares.

1. Dividends.

(a) The holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of $57.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum, respectively, payable out of funds legally available therefore. Such dividends shall be fully cumulative, shall accrue from the date of first issuance of each share of Series A Preferred Stock, respectively, shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of this Corporation legally available for the payment of dividends, and shall be payable in cash quarterly in arrears on March 15, June 15, September 15 and December 15 of each year commencing with, at this Corporation’s option, the first or second such date occurring after the date of first issuance of the Series A Preferred Stock, (except that if any such date is a Saturday, Sunday or legal holiday, then such dividend will be payable on the next succeeding day that is not a Saturday, Sunday or legal holiday) to holders of record as they appear upon the stock transfer books of this Corporation at the close of business on the date ten (10) days prior to such dividend payment dates (or such earlier date set by the Board of Directors but not more than sixty (60) days prior to such dividend payment dates). Quarterly dividend periods shall commence and include the first day, and shall end on and include the last day, of the fiscal quarter that immediately precedes the fiscal quarter in which the corresponding dividend payment date occurs. If this Corporation has funds legally available to pay any dividend in cash when due, but not does not pay such cash dividend when due, then, in addition to the obligation to pay such cash dividend, the Corporation shall issue additional shares of Series A Preferred Stock on the date it was required to pay such cash dividend in an amount equal to the quotient of (i) amount of such unpaid cash dividend and (ii) the Liquidation Preference Amount, rounded up to the nearest whole share. If this Corporation elects to pay the first cash dividend on the second dividend payment date, then, in lieu of such cash dividends, it shall issue additional shares of Series A Preferred Stock on the first dividend payment date in an amount equal to the quotient of (i) amount of such unpaid dividends and (ii) the Liquidation Preference Amount, rounded up to the nearest whole share. For purposes hereof, the terms (i) “Transaction” shall mean the consummation of the Initial Business Combination (as defined in the Second Amended and Restated Certificate of Incorporation of this Corporation as in effect on the date hereof) and (ii) “legal holiday” shall mean any day on which banking institutions in the City of New York are authorized or required by law or executive order to close. For any quarter during which a share of Series A Preferred Stock was not outstanding for the full quarter, the dividend payable on such share will be computed on the basis of a 360-day year consisting of twelve (12) thirty-day months. Unless otherwise provided herein, dividends on each share of Series A Preferred Stock will be cumulative from and including the date of original issuance to and including the earliest of (i) the date of redemption of such share, (ii) the date of conversion of such share and (iii) the date of final distribution of assets upon liquidation, dissolution or winding up of this Corporation.

No dividends (other than those payable solely in the Common Stock of this Corporation or in any right to acquire Common Stock for no consideration) shall be paid on any Common Stock of this Corporation with respect to any fiscal quarter of this Corporation until cash dividends in the total amount of $14.375 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series A Preferred Stock shall have been paid with respect to that fiscal quarter and any prior quarter in which dividends accumulated but remain unpaid, and no dividends (other than those payable solely in the Common Stock of this Corporation or in any right to acquire Common Stock for no consideration) shall be paid on any share of Common Stock unless dividends (including normal dividends paid pursuant to the above provisions of this Section 1), have been paid with respect to all outstanding shares of Series A Preferred Stock in an amount for each such share of Series A Preferred Stock (excluding any accumulated dividend amounts) equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock could then be converted. For purposes hereof, “dividend” shall include any pro rata distribution by this Corporation of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holder of the Common Stock, whether or not paid out of capital, surplus or earnings, other than a distribution upon liquidation of this Corporation in accordance with Section 2.

Except pursuant to the terms of any shares of Preferred Stock the authorization and issuance of which was approved by the holders of Series A Preferred Stock pursuant to Section 6 (an “Approved Issuance”), no dividends shall be paid on or declared and set apart for the shares of any other Preferred Stock until all accumulated and unpaid dividends from all prior years with respect to shares of the Series A Preferred Stock shall have been paid on or declared and set aside for the shares of the Series A Preferred Stock.

Except pursuant to an Approved Issuance or as otherwise provided herein with respect to the Series A Preferred Stock, no right shall accrue to holders of shares of any other Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

(b) In the event this Corporation shall declare a distribution (other than any distribution described in Section 2 or 3) payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series A Preferred Stock were the holders of the number of shares of Common Stock of this Corporation into which their respective shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $1000 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares), respectively, plus all accrued or declared but unpaid dividends on such share for each share of Series A Preferred Stock then held by them. The Series A Preferred Stock shall rank senior as to the receipt of the respective preferential amounts for each other series of Preferred Stock upon the occurrence of such event. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of this Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) After payment to the holders of the Series A Preferred Stock of the amounts set forth in Section 2(a), the entire remaining assets and funds of this Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them.

(c) For purposes of this Section 2, upon the written election by the holders of a majority of the outstanding shares of Series A Preferred Stock delivered to this Corporation, (i) any acquisition of this Corporation by means of merger or other form of corporate reorganization in which outstanding shares of this Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of this Corporation, shall be treated as a liquidation, dissolution or winding up of this Corporation, and shall entitle the holders of Series A Preferred Stock and Common Stock to receive at the closing of such transaction in cash, securities or other property (valued as provided in Section 2(d)) amounts as specified in Sections 2(a) and 2(b). This Corporation shall provide notice of any such event not less than thirty (30) days prior to such event.

(d) Whenever the distribution provided for in this Section 2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors and set forth in a resolution.

3. Redemption.

(a) This Corporation shall redeem, from any source of funds legally available therefor, all of the outstanding shares of the Series A Preferred Stock on the fifth anniversary (the “Redemption Date”) of the date of issuance of the first issued share of Series A Preferred Stock, (except that if any such date is a Saturday, Sunday or legal holiday, then such redemption will occur on the next succeeding day that is not a Saturday, Sunday or legal holiday). This Corporation shall effect such redemption on the Redemption Date by paying in cash in exchange for the shares of Series A Preferred Stock to be redeemed a sum equal to $1,000 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all declared or accumulated but unpaid dividends on such shares (the “Redemption Price”). The Series A Preferred Stock shall rank senior on redemption to each other series of Preferred Stock and no amount should be paid in redemption of any other such series unless and until the Redemption Price has been paid to the holders of the Series A Preferred Stock.

Any redemption effected pursuant to this Section 3(a) shall be made on a pro-rata basis among the holders of the Series A Preferred Stock in proportion to the shares of Series A Preferred Stock then held by them.

(b) At least fifteen (15) but no more than thirty (30) days prior to the Redemption Date written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 3(c), on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this Corporation legally available for redemption of shares of Series A Preferred Stock on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series A Preferred Stock such funds will immediately be used to redeem the balance of the shares which this Corporation has become obliged to redeem on the Redemption Date, but which it has not redeemed.

(d) On or prior to the Redemption Date, this Corporation shall pay the Redemption Price of all shares of Series A Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed to the holders of the shares designated for redemption and not yet redeemed, upon receipt by this Corporation from such holder of its share certificate pursuant to Section 3(b) above. From and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from this Corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor.

4. Voting Rights; Directors.

(a) Each holder of shares of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted as of the record date for such vote) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

(b) So long as Occidental holds not less than eighty percent (80%) of the Series A Preferred Stock issued at consummation of the Transaction, holders of a majority of the outstanding shares of Series A Preferred Stock shall be entitled, but not required, to elect one member of the Board of Directors at each meeting or pursuant to each consent of this Corporation’s stockholders for the election of directors (the “Series A Director”). The Series A Director shall not be assigned to any class of the Board of Directors, and shall serve a term lasting until the earliest of (i) such Series A Director’s successor is elected and qualified, (ii) the Series A Director’s earlier resignation, removal from office, death or incapacity and (iii) such time as Occidental holds less than eighty percent (80%) of the Series A Preferred Stock issued at consummation of the Transaction. Any Series A Director may be removed during the term of office of such director, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, pursuant to a written consent, and any vacancy thereby created may be filled by holders of a majority of the outstanding shares of Series A Preferred Stock pursuant to written consent.

(c) So long as any shares of the Series A Preferred Stock remain outstanding, in the event of a failure of this Corporation to pay cash dividends on the Series A Preferred Stock on two successive dividend payment dates, if such payment is required pursuant to Section 1, or to redeem shares of the Series A Preferred Stock as required pursuant to Section 3 (the “Events of Default”), then the holders of the Series A Preferred Stock shall (immediately upon the giving of written notice to this Corporation by the holders of a majority of the outstanding shares of Series A Preferred Stock), voting together as a single class, be entitled to elect two directors in addition to the Series A Director described above.  If, after the election of the two additional directors pursuant to Section 4(d), the Events of Default are cured, then the holders of the Series A Preferred Stock shall be divested of the special voting rights specified in this section and the directors elected pursuant to such Section 4(d) shall be removed from office. However, the special voting rights of this section shall again accrue to the holders of the shares of the Series A Preferred Stock in case of any later occurrence of an Event of Default.

(d) Whenever under the provisions of Section 4(c), the right shall have accrued to the holders of the Series A Preferred Stock to vote as a single class to elect two directors, the Board of Directors shall, within ten (10) days after delivery to this Corporation at its principal office of a request to such effect by the holders of a majority of the outstanding shares of the Series A Preferred Stock, call a special meeting of the holders of the Series A Preferred Stock for the election of such directors, to be held upon not less than ten (10) nor more than twenty (20) days’ notice to such holders. If such notice of meeting is not given within the ten (10) days required above, the holders of Series A Preferred Stock requesting such meeting may also call such meeting and for such purposes shall have access to the stock books and records of this Corporation. At any meeting so called or at any other meeting held while the holders of shares of Series A Preferred Stock shall have the voting power provided in Section 4(c), the holders of a majority of the outstanding shares of Series A Preferred Stock present in person or by proxy or voting by written consent, shall be sufficient to constitute a quorum for the election of such directors as herein provided. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of Series A Preferred Stock pursuant to Section 4(c), the remaining director so elected by the holders of Series A Preferred Stock may elect a successor to hold office for the unexpired term of the director whose place shall be vacant, provided that if there are no remaining directors so elected by the holders of Series A Preferred Stock, the vacancies may be filled by the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. Any directors who shall have been elected by the holders of Series A Preferred Stock or by any directors so elected as provided in the next preceding sentence hereof may be removed during the aforesaid term of office, with or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled by the holders of Series A Preferred Stock represented at such meeting or pursuant to such written consent.

5. Conversion.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in a Redemption Notice with respect to such share of Series A Preferred Stock, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000 by the Series A Conversion Price applicable to such share in effect on the date the certificate is surrendered for conversion, rounded to the nearest $0.01 (rounding $0.005 down). The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A Preferred Stock (the “Series A Conversion Price”) shall initially be the Fixed Amount per share of Common Stock. Such initial Series A Conversion Price shall be adjusted as provided in this Agreement. The “Fixed Amount” shall equal (A) in the case of Series A Preferred Stock issued on the closing date of the Transaction, the lower of (i) the closing price per share of the Common Stock on the day that immediately precedes the closing date of the Transaction (except that if such day is a Saturday, Sunday or legal holiday, then the next preceding day that is not a Saturday, Sunday or legal holiday) and (ii) the average of the closing price for each of the thirty (30) trading days immediately preceding the date on which this Corporation announces the Transaction or (B) in the case of Series A Preferred Stock issued on a date other than the closing date of the Transaction, the closing price per share of the Common Stock on the day that immediately precedes the date of issuance (except that if such day is a Saturday, Sunday or legal holiday, then the next preceding day that is not a Saturday, Sunday or legal holiday). For purposes of this Section 5, the “closing price” for each day shall be the last reported sales price or, in case no such reported sales take place on such day, the average of the closing bid and asked prices for such day, in each case as reported by the American Stock Exchange, or if such last sale price is not so reported by the American Stock Exchange, or if no such sale takes place on such day, the mean between the closing bid and asked prices for the Common Stock as reported by the American Stock Exchange. If the shares of Common Stock are not reported by the American Stock Exchange, the “closing price” for each day shall be the last reported sales price or, in case no such reported sales take place on such day, the average of the closing bid and asked prices for such day, in each case as reported by the national exchange on which the Common Stock is traded. For the purpose hereof, “trading day” shall mean a day on which the specified securities exchange shall be open for business or, if the shares of Common Stock shall not be listed on such exchange for such period, a day with respect to which quotations of the character referred to in the next preceding sentence shall be reported.

(b) Forced Conversion. Each share of Series A Preferred Stock shall be convertible at the option of this Corporation into shares of Common Stock at the then-effective Series A Conversion Price at any time after the closing price for the Common Stock on the American Stock Exchange for any thirty (30) consecutive trading days has exceeded two hundred percent (200%) of the then-current Series A Conversion Price and this Corporation has provided notice to the holders of the Series A Preferred Stock setting forth the date for such conversion, which date is not less than forty-five (45) days after the last of such thirty (30) consecutive trading days.

(c) Mechanics of Conversion.

(i) Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for such stock, and shall give written notice to this Corporation at such office that it elects to convert the same, the number of shares it elects to convert and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. In the event less than all the shares represented by any surrendered certificate are converted, a new certificate shall be issued representing the unconverted shares.

(ii) The holder of a share of Series A Preferred Stock at the close of business on a record date shall be entitled to receive the dividend payable thereon on the corresponding dividend payment date, even if the share is converted in the intervening period or this Corporation defaults in the payment of such dividend due on such date; provided that, unless such share has been called for redemption in such intervening period, a share of Series A Preferred Stock surrendered in such intervening period must be accompanied by payment of an amount equal to the dividend payable on such share on such dividend payment date.

(iii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Adjustments to Series A Conversion Price for Certain Diluting Issues.

(i) Special Definitions.  For purposes of this Section 5(d), the following definitions apply:

(1) “Options” shall mean rights, options, or warrants to sub-scribe for, purchase or otherwise acquire Additional Shares of Common Stock, Series A Preferred Stock, or Convertible Securities (defined below).

(2) “Original Issue Date” shall mean the date on which a share of Series A Preferred Stock was first issued.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred Stock) or other securities convertible into or exchangeable for Additional Shares of Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(iii), deemed to be issued) by this Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:
(A) upon conversion of shares of Series A Preferred Stock;
(B) to officers, directors or employees of, or consultants to, this Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors, but not exceeding 1,500,000 shares of Common Stock (net of any repurchases of such shares or cancellations or expirations of options), subject to adjustment for all subdivisions and combinations.
(C) as a dividend or distribution on Series A Preferred Stock;
(D) upon exercise or conversion of options or warrants outstanding as of the date of issuance of the first issued share of Series A Preferred Stock, respectively; or
(E) for which adjustment of the Series A Conversion Price is made pursuant to Section 5(e).

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, (A) no adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by this Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, such issue and (B) no adjustment in the Series A Conversion Price shall be made unless such adjustment would require an increase or decrease of at least one percent (1%) of such price; provided, however, that any adjustments which by reason of this Section 5(d)(ii)(B) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event this Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options for Convertible Securities or for Series A Preferred Stock, the exercise, conversion or exchange of such Convertible Securities or Series A Preferred Stock, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Series A Conversion Price shall be made upon the subsequent issue of such Convertible Securities, or Series A Preferred Stock or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities or Series A Preferred Stock;

(2) if such Options or Convertible Securities by their terms pro-vide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to this Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Series A Conversion Price shall affect Common Stock previously issued upon conversion of Series A Preferred Stock);

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by this Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by this Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by this Corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities or Series A Preferred Stock only the Convertible Securities or Series A Preferred Stock, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by this Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by this Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by this Corporation (determined pursuant to Section 5(d)) upon the issue of the Convertible Securities or Series A Preferred Stock with respect to which such Options were actually exercised;

(4) no readjustment pursuant to Section 5(d)(iii)(2) or (3) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (a) the Series A Conversion Price on the original adjustment date, or (b) the Series A Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any Options that expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series A Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in Section 5(d)(iii)(3).

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price shall, at the option and upon notice from holders of a majority of the outstanding shares of Series A Preferred Stock, be reduced to the lowest price at which any of the Additional Shares of Common Stock are issued or deemed issued.

(v) Determination of Consideration.  For purposes of this Section  5(d), the consideration received by this Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by this Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors and set forth in a resolution; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of this Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in Section 5(d)(v)(1)(A) and (B), as determined in good faith by the Board of Directors and set forth in a resolution.

(2) Options and Convertible Securities. The consideration per share received by this Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by this Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to this Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities or Series A Preferred Stock, the exercise of such Options for Convertible Securities or Series A Preferred Stock and the conversion or exchange of such Convertible Securities or Series A Preferred Stock by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to the Conversion Price for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series A Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then this Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassification and Reorganization.  If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 5(e) or a merger or other reorganization referred to in Section 2(c)), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(g) Reorganizations, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), and the holders of the Series A Preferred Stock have not made an election under Section 2(c), as a part of such capital reorganization provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series A Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series A Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable. The entity formed by a merger or other reorganization referred to in Section 2(c) shall make provision in its certificate or articles of incorporation or other constituent documents to establish the rights set forth herein. Such certificate or articles of incorporation or other constituent documents shall provide for the adjustments in the Series A Conversion Price in a manner as nearly equivalent as practicable to the adjustments provided for herein.

(h) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(i) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5 (or any event that may result in an adjustment upon the election of the holders of Series A Preferred Stock pursuant to Section 5(d)(iv)), this Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by this Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment (or the adjustment that would result upon such election) and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall furnish an additional notice to each holder of Series A Preferred Stock upon any adjustment of the Series A Conversion Price resulting from an election of the holders of Series A Preferred Stock pursuant to Section 5(d)(iv). This Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of Series A Preferred Stock:

(1) at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto ); and

(2) in the case of the matters referred to in clause (iii) and (iv) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(k) Issue Taxes.  This Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock pursuant hereto; provided, however, that this Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(l) Reservation of Stock Issuable Upon Conversion.  This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock free from preemptive rights, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, this Corporation will take such corporate action as may be necessary, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

(m) Fractional Shares.  No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, this Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(n) Notices.  Any notice required by the provisions of this Certificate to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or if sent by facsimile or delivered personally by hand or nationally recognized courier and addressed to each holder of record at such holder’s address or facsimile number appearing in the records of this Corporation.

6. Restrictions and Limitations.

(a) So long as any shares of Series A Preferred Stock remain outstanding, this Corporation shall not, without the approval of the holders of a majority of the outstanding shares of the Series A Preferred Stock:

(i) Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Series A Preferred Stock held by such holder otherwise than by redemption in accordance with Section 3 or by conversion in accordance with Section 5;

(ii) Redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any of the Common Stock, other than pursuant to the exercise by holders of Common Stock of any conversion rights pursuant to Article SIXTH of the Certificate of Incorporation;

(iii) Authorize or issue, or obligate itself to issue, any other equity security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series A Preferred Stock as to dividend rights or redemption rights or liquidation preferences;

(iv) Permit any wholly owned subsidiary to issue or sell, or obligate itself to issue or sell, except to this Corporation or any wholly owned subsidiary, any stock of such subsidiary; or

(v)  Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Series A Preferred Stock.

(b) This Corporation shall not amend its Certificate of Incorporation or By-laws without the approval, by vote or written consent, by holders of a majority of the outstanding shares of Series A Preferred Stock if such amendment would change any of the rights, preferences or privileges provided for herein for the benefit of any shares of the Series A Preferred Stock. Without limiting the generality of the preceding sentence, this Corporation will not amend its Certificate of Incorporation or Bylaws without the approval of holders of a majority of the outstanding shares Series A Preferred Stock if such amendment would:

(i) Reduce the dividend rates on the Series A Preferred Stock provided for herein, make such dividends non-cumulative, or defer the date from which dividends will accrue, or cancel accrued and unpaid dividends, or change the relative seniority rights of the holders of the Series A Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of this Corporation;

(ii) Reduce the amount payable to the holders of the Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of this Corporation, or change the relative seniority of the liquidation preferences of the holders of the Series A Preferred Stock to the rights upon liquidation of the holders of any other capital stock of this Corporation;

(iii) Reduce the Series A Redemption Price;

(iv) Delay the Redemption Date;

(v) Make the Series A Preferred Stock redeemable at the option of this Corporation;

(vi) Cancel or modify the Conversion Rights of the Series A Preferred Stock provided for in Section 5; or

(vii) Change the rights of the holders of the Series A Preferred Stock to appoint directors of this Corporation provided for in Section 4.

7. No Reissuance of Series A Preferred Stock.

No share or shares of Series A Preferred Stock acquired by this Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which this Corporation shall be authorized to issue.